Exhibit 99.2
FOR IMMEDIATE RELEASE
Clean Diesel Technologies Awarded $1.3M Funding for Ferry Emission Reduction
Program; California Air Resources Board Extends Verification for
ECS Purifilter® Plus
VENTURA, CA, October 25, 2010 — Clean Diesel Technologies, Inc. (“CDT”) (Nasdaq:CDTID), a cleantech emissions reduction company, confirmed today that it has been awarded $1.3M in funding by the New York State Energy and Research Development Authority (“NYSERDA”), to supply diesel emission control technology as part of a New York City ferry emission reduction program. The agreement follows a successful demonstration phase in which test vessels were fitted with diesel oxidation catalysts (DOC’s) and proven to reduce diesel particulate matter and other harmful emissions significantly. Over the next several months, CDT will supply and manage the installation of the emission control technology. Each vessel will then be subject to an evaluation period simulating normal passenger operation prior to being released for normal use.
The program will implement emissions control technologies on private ferries operating in New York Harbor. Marine engines are responsible for the emission of many tons of nitrogen oxide (NOx), an ozone-forming compound, as well as particulate emissions (soot) into the New York airshed. As these emission sources are mostly unregulated, the city and state are attempting to develop an incentive program to produce the desired emissions reductions from marine sources. The benefits to the public and the state include the reduction of tons of NOx emissions as well as the reduction of particulates which impact upon the residences located in the vicinity of existing and future landings, as well as passengers and crew on boats.
Extended CARB verification
In addition, CDT is pleased to announce that the California Air Resources Board (CARB) has expanded its approval (verification) of the ECS Purifilter® Plus as a Level 3+ device to include exhaust gas recirculation (EGR) heavy duty on-road vehicles.
The innovative ECS Purifilter® Plus emissions reduction product, is the first and only hybrid diesel particulate filter (DPF) system employing both passive and active regeneration that has been verified by both the Environmental Protection Agency (EPA) and CARB for a wide variety of heavy duty diesel on-road engines.
ECS Purifilter®Plus combines a passive ECS Purifilter® and the active regeneration components of an ECS Combifilter® which result in a hybrid diesel particulate filter which has no minimum exhaust temperature requirement and is easily maintained through active regeneration by periodically plugging the system into a 240V single-phase or 480V three-phase regeneration control panel that may be shared between several vehicles. This approach greatly reduces the maintenance requirements when compared to traditional passive DPF solutions.
The ECS Purifilter Plus™ is ideal for a wide variety of small and large fleet operators for fleets including school buses, shuttle buses, urban buses, municipal vehicles, utility vehicles, refuse trucks and urban delivery vehicles.

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

“The NYSERDA award, as well as the extension of the CARB verification, demonstrates the potential for our new company which was formed following the business combination of Clean Diesel Technologies and Catalytic Solutions, Inc. They underscore the breadth of our combined product portfolios and the ability to address diesel emissions in a variety of on-road, off-road and marine applications,” said Charles Call, Chief Executive Officer of CDT. “We are extremely pleased with the CARB approval which bolsters our ability to offer one of the broadest portfolios of verified engine retrofit devices which meet our customers’ needs while benefiting the global environment.”
The NYSERDA award announcement may be found at www.nyserda.org. The applicable executive order covering the Purifilter® Plus may be found on the CARB website at http://www.arb.ca.gov/diesel/verdev/pdf/executive_orders/de-08-010-02.pdf.
About the Company
Clean Diesel Technologies, Inc. (Nasdaq:CDTID), “Clean Diesel”, “CDT” or the “Company” is, with the recent business combination with Catalytic Solutions, Inc. (“CSI”), a vertically integrated global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel (HDD) and light duty vehicle (LDV) markets. As a cleantech company, CDT utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction; Platinum Plus® Fuel-Borne Catalyst (FBC), and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDT is headquartered in Ventura, California, along with its wholly-owned subsidiary, CSI, and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden as well as an Asian joint venture. For more information, please visit www.cdti.com and www.catsolns.com.
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Contact Information:
Kristi Cushing, Investor Relations Manager
Tel: +1 (805) 639-9458

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

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